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EXECUTIVE OFFICERS RELOCATION PROTECTIONS AGREEMENT

Termination Benefits

    If the Company's move to Santa Barbara results in a relocation of your household and your employment with Tenet is terminated involuntarily for any reason other than cause, as described below, you will be entitled to receive as termination benefits a severance package of 24 months of salary and benefits continuation together with re-employment assistance.

    In addition, any stock options which have been granted or may be granted to you, and which are vested or become vested during your employment or during any period of salary continuation, will continue to be exercisable up until ninety (90) days after the end of the salary continuation period unless by their terms the options shall expire sooner.

    In the event your employment is terminated for cause, you will not be entitled to any termination benefits.

    If you voluntarily terminate your employment with Tenet within 24 months of your relocation to Santa Barbara, the amount paid on your behalf or to you as relocation benefits will be considered a loan. The loan amount due will be reduced 1/24th for each month you are employed within the initial 24-month period.

Relocation Benefits at Termination

    If your employment is terminated involuntarily for other than cause, and the Company has relocated you to the Santa Barbara area, you may elect to have the Company move you back to the location of your residence prior to your having moved to the Santa Barbara area. Further, the Company will assist you with the sale of your Santa Barbara area home on a basis equivalent to the arrangements for initially moving you to the Santa Barbara area. For example, if the Company paid for realtor's fees and closing costs for the move to Santa Barbara, then Tenet would pay for those same expenses for the move from Santa Barbara. Any rental differential or mortgage/interest/tax differential then in effect would cease. No payments will be made in lieu of the Company providing such relocation expense.

"Cause" Defined

    As used in this agreement, the term "cause" shall include, but shall not be limited to, dishonesty, fraud, willful misconduct, self-dealing or violations of the Tenet Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), material violation of Tenet's Human Resources or other policies, or any material breach of this agreement; provided, however, that a failure to achieve or meet business objectives as defined by the Company shall not be considered "cause" so long as you have devoted your best and good faith efforts and full attention to the achievement of those business objectives.

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EXECUTIVE OFFICERS RELOCATION PROTECTIONS AGREEMENT